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Exhibit 99

News Release

January 8, 2004

Contacts
Investors: Linda Dellett/Rick Balderrama (720) 558-4474 Investor.relations@mcdata.com	Media: Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com

McDATA Names John Kelley Chairman of the Board of Directors
Co-Founder and Chairman, Jack McDonnell, to Retire from the Company and Board

        BROOMFIELD, Colo.—January 8, 2004—McDATA Corporation (NASDAQ: MCDTA/MCDT) today announced that John Kelley, currently the president and chief executive of the company, has been named to serve in the additional role of chairman of the board. Jack McDonnell, its co-founder, chairman and former chief executive officer, plans to retire from the company and board. Additionally, the Board of Directors has appointed Laurence Walker, a member of the board and chairman of the board's Technology Committee, to serve the additional role as the board's Lead Director. All changes are effective as of January 31, 2004.

        "I am confident that McDATA is well positioned to continue its growth as a leader in the SAN industry," said Jack McDonnell. "The naming of John Kelley to the chairman of the board position is further validation of the value he brings to McDATA and its shareholders, as well as the strategy being executed by his senior management team. He has demonstrated the leadership and customer-focused perspective that is successfully driving McDATA's leading global market position, expansion of its open SAN solutions, improvement in operations and, ultimately, increased value for our shareholders."

        "Jack McDonnell instilled McDATA with strong values and integrity, a customer-focused culture, an entrepreneurial spirit and the sense of urgency to lead our industry in new technology, mission-critical product functionality and a commitment to interoperability," added John Kelley. "His counsel and support over the last few years have made my transition from COO to CEO and now chairman a very smooth process. All of us at McDATA are very grateful to Jack for having turned his vision into a reality and for leaving us with a strong legacy."

        "We want to formally acknowledge and thank Jack McDonnell for his significant contributions to McDATA and to the SAN industry," said Betsy Atkins, a McDATA board member and chairman of the Governance/Nomination Committee. "Since founding McDATA in August of 1982, Jack has built what is today a successful $400 million company, which is based on innovative technology and comprehensive customer solutions, and which holds a significant leadership position in a growth industry. He also developed the very strong leadership team that will drive McDATA's next stage of growth."

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About McDATA (www.mcdata.com)

        McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA's multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp Nishan, SANavigator, and switch sales, our relationships with EMC Corporation and IBM and the level and timing of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDATA Names John Kelley Chairman of the Board of Directors Co-Founder and Chairman, Jack McDonnell, to Retire from the Company and Board